Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS FIRST QUARTER 2023 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, May 1, 2023 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper” or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), today announced financial and operating results for the first quarter ended March 31, 2023.

FIRST QUARTER HIGHLIGHTS
•Q1 2023 average production of 20,111 bo/d (34,967 boe/d), an increase of 1% from Q4 2022 and 11% year over year; highest in Company history
•Received $7.5 million in lease bonus income
•Q1 2023 consolidated net income (including non-controlling interest) of $88.3 million; net income attributable to Viper Energy Partners LP of $34.0 million, or $0.47 per common unit
•Q1 2023 cash available for distribution to Viper’s common units (as defined and reconciled below) of $50.8 million, or $0.70 per common unit
•Q1 2023 base cash distribution of $0.25 per common unit; implies a 3.4% annualized yield based on the April 28, 2023 unit closing price of $29.44
•Q1 2023 variable cash distribution of $0.08 per common unit; total base-plus-variable distribution of $0.33 per common unit implies a 4.5% annualized yield based on the April 28, 2023 unit closing price of $29.44
•Repurchased 1.1 million common units in Q1 2023 for $32.7 million, excluding excise tax (average price of $29.33 per unit)
•Total Q1 2023 return of capital to LP unitholders of $38.1 million, or $0.53 per common unit, represents 75% of cash available for distribution from unit repurchases and the declared base-plus-variable distribution
•Acquired 819 net royalty acres (696 of which are operated by Diamondback) for an aggregate purchase price of $115.8 million, including a $75.1 million drop down transaction from Diamondback
•241 total gross (6.0 net 100% royalty interest) horizontal wells turned to production on Viper’s acreage during Q1 2023 with an average lateral length of 10,384 feet
•Initiating average daily production guidance for Q2 2023 and Q3 2023 of 21,000 to 22,500 bo/d (36,250 to 38,750 boe/d), the midpoint of which implies 8.2% growth relative to Q1 2023
•Increasing full year 2023 average daily production to 20,500 to 22,500 bo/d (35,250 to 38,750 boe/d), an increase of 2.4% at the midpoint

“The first quarter was a strong start to the year for Viper as oil production set a Company record for a fourth consecutive quarter. The advantaged nature of the royalty business model was highlighted during the quarter as we maintained our strong free cash flow conversion despite the volatility in commodity prices. We took advantage of this volatility through our flexible return of capital program by opportunistically repurchasing over one million common units while still being set to pay a distribution that provides an annualized yield of over four percent,” stated Travis Stice, Chief Executive Officer of Viper’s General Partner.

Mr. Stice continued, “Viper today also announced it completed a drop down transaction of certain royalty interests from Diamondback on operated properties located in Ward County. This transaction provides high NRI exposure to Diamondback’s expected development plan in the Southern Delaware Basin over the next several years and will enhance Viper’s growth profile over that same period. As a result of this acquisition, as well as continued outperformance from our legacy asset base, we have increased production guidance for 2023 by over two percent at the midpoint.”

DROP DOWN TRANSACTION

On March 8, 2023, Viper completed the acquisition of certain royalty interests from subsidiaries of Diamondback for approximately $75.1 million in cash, subject to customary post-closing adjustments. The acquisition was funded through a combination of cash on hand and borrowings under the Company’s revolving credit facility.

DROP DOWN HIGHLIGHTS
•660 net royalty acres, 100% of which are operated by Diamondback, in Ward County
•Acreage provides a 6.9% average NRI across ten Diamondback operated units
•Q1 2023 average daily production of approximately 300 bo/d (72% oil); contributed approximately 80 bo/d of production to Q1 2023 financials given March 8, 2023 closing date
•Full year 2023 estimated average daily production of 525 bo/d
•Full year 2024 estimated average daily production of 550 bo/d

FINANCIAL UPDATE

Viper’s first quarter 2023 average unhedged realized prices were $75.48 per barrel of oil, $2.13 per Mcf of natural gas and $24.45 per barrel of natural gas liquids, resulting in a total equivalent realized price of $51.19/boe.

Viper’s first quarter 2023 average hedged realized prices were $74.30 per barrel of oil, $2.11 per Mcf of natural gas and $24.45 per barrel of natural gas liquids, resulting in a total equivalent realized price of $50.48/boe.

During the first quarter of 2023, the Company recorded total operating income of $169.0 million and consolidated net income (including non-controlling interest) of $88.3 million.

As of March 31, 2023, the Company had a cash balance of $9.1 million and total long-term debt outstanding (excluding debt issuance, discounts and premiums) of $700.4 million, resulting in net debt (as defined and reconciled below) of $691.2 million. Viper’s outstanding long-term debt as of March 31, 2023 consisted of $430.4 million in aggregate principal amount of its 5.375% Senior Notes due 2027 and $270.0 million in borrowings on its revolving credit facility, leaving $230.0 million available for future borrowings and $239.1 million of total liquidity.

FIRST QUARTER 2023 CASH DISTRIBUTION & CAPITAL RETURN PROGRAM

Viper announced today that the Board of Directors (the “Board”) of Viper Energy Partners General Partner declared a base distribution of $0.25 per common unit for the first quarter of 2023 payable on May 18, 2023 to eligible common unitholders of record at the close of business on May 11, 2023.

The Board also declared a variable cash distribution of $0.08 per common unit for the first quarter of 2023 payable on May 18, 2023 to eligible common unitholders of record at the close of business on May 11, 2023.

During the first quarter of 2023, Viper repurchased 1.1 million common units for an aggregate purchase price of $32.7 million, excluding excise tax, (average price of $29.33 per unit). In total, since the initiation of Viper’s common unit repurchase program through March 31, 2023, the Company repurchased 11.2 million common units for an aggregate of $253.3 million, reflecting an average price of $22.68 per unit.

OPERATIONS UPDATE

During the first quarter of 2023, Viper estimates that 241 gross (6.0 net 100% royalty interest) horizontal wells with an average royalty interest of 2.5% were turned to production on its acreage position with an average lateral length of 10,384 feet. Of these 241 gross wells, Diamondback is the operator of 50 gross wells, with an average royalty interest of 6.4%, and the remaining 191 gross wells, with an average royalty interest of 1.4%, are operated by third parties.

Additionally, during the first quarter of 2023, Viper acquired 159 net royalty acres from third party sellers for an aggregate net purchase price of $40.7 million, subject to customary post-closing adjustments. Of the acquired properties, approximately 36 net royalty acres are operated by Diamondback. Including the drop down, during the first quarter, Viper acquired a total of 819 net royalty acres for an aggregate net purchase price of $115.8 million.

As a result of these acquisitions, Viper’s footprint of mineral and royalty interests was 27,134 net royalty acres as of March 31, 2023.

The following table summarizes Viper’s gross well information:

	Diamondback Operated	Third Party Operated	Total
Horizontal wells turned to production (first quarter 2023)(1):
Gross wells	50	191	241
Net 100% royalty interest wells	3.2	2.8	6.0
Average percent net royalty interest	6.4%	1.4%	2.5%

Horizontal producing well count (as of April 13, 2023):
Gross wells	1,633	3,929	5,562
Net 100% royalty interest wells	119.4	63.1	182.5
Average percent net royalty interest	7.3%	1.6%	3.3%

Horizontal active development well count (as of April 13, 2023):
Gross wells	143	345	488
Net 100% royalty interest wells	9.1	3.2	12.3
Average percent net royalty interest	6.4%	0.9%	2.5%

Line of sight wells (as of April 13, 2023):
Gross wells	177	276	453
Net 100% royalty interest wells	8.2	4.1	12.3
Average percent net royalty interest	4.7%	1.5%	2.7%
(1) Average lateral length of 10,384 feet.

The 488 gross wells currently in the process of active development are those wells that have been spud and are expected to be turned to production within approximately the next six to eight months. Further in regard to the active development on Viper’s asset base, there are currently 38 gross rigs operating on Viper’s acreage, nine of which are operated by Diamondback. The 453 line-of-sight wells are those that are not currently in the process of active development, but for which Viper has reason to believe that they will be turned to production within approximately the next 15 to 18 months. The expected timing of these line-of-sight wells is based primarily on permitting by third party operators or Diamondback’s current expected completion schedule. Existing permits or active development of Viper’s royalty acreage does not ensure that those wells will be turned to production.

GUIDANCE UPDATE

Below is Viper’s updated guidance for the full year 2023, as well as average production guidance for Q2 2023 and Q3 2023.

Viper Energy Partners

Q2 2023 / Q3 2023 Net Production - MBo/d	21.00 - 22.50
Q2 2023 / Q3 2023 Net Production - MBoe/d	36.25 - 38.75
Full Year 2023 Net Production - MBo/d	20.50 - 22.50
Full Year 2023 Net Production - MBoe/d	35.25 - 38.75

Unit costs ($/boe)
Depletion	$9.75 - $10.75
Cash G&A	$0.60 - $0.80
Non-Cash Unit-Based Compensation	$0.10 - $0.20
Interest Expense(1)	$3.00 - $3.50

Production and Ad Valorem Taxes (% of Revenue) (2)	7% - 8%
Cash Tax Rate (% of Pre-Tax Income Attributable to Viper Energy Partners LP)(3)	20% - 22%
Q2 2023 Cash Taxes ($ - million)(4)	$8.0 - $12.0
(1)Assumes $430.0 million in principal of senior notes and current revolver balance.
(2)Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and natural gas liquids and ad valorem taxes.
(3)Pre-tax income attributable to Viper Energy Partners LP is reconciled below.
(4)Attributable to Viper Energy Partners LP.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss its results for the first quarter of 2023 on Tuesday, May 2, 2023 at 10:00 a.m. CT. Access to the live audio-only webcast, and replay which will be available following the call, may be found here. The live webcast of the earnings conference call will also be available via Viper’s website at www.viperenergy.com under the “Investor Relations” section of the site.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Viper’s: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which Viper has mineral and royalty interests, developmental activity by other operators; reserve estimates and Viper’s ability to replace or increase reserves; anticipated benefits of strategic transactions (such as acquisitions or divestitures); and plans and objectives of (including Diamondback’s plans for developing Viper’s acreage and Viper’s cash distribution policy and common unit repurchase program) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Viper are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Viper believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond its control. Accordingly, forward-looking statements are not guarantees of Viper’s future performance and the actual outcomes could differ materially from what Viper expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases such as the COVID-19 pandemic, and any related company or government policies or actions; actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing war in Ukraine on the global energy markets and geopolitical stability; instability in the financial sector; concerns over economic slowdown or potential recession; rising interest rates and their impact on the cost of capital; regional supply and demand factors, including delays, curtailment delays or interruptions of production on Viper’s mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; physical and transition risks relating to climate change and the risks and other factors disclosed in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission's web site at http://www.sec.gov.

In light of these factors, the events anticipated by Viper’s forward-looking statements may not occur at the time anticipated or at all. Moreover, the new risks emerge from time to time. Viper cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this news release. All forward-looking statements speak only as of the date of this news release or, if earlier, as of the date they were made. Viper does not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by applicable law.

Viper Energy Partners LP
Condensed Consolidated Balance Sheets
(unaudited, in thousands, except unit amounts)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$9,106	$18,179
Royalty income receivable (net of allowance for credit losses)	83,038	81,657
Royalty income receivable—related party	36,324	6,260
Derivative instruments	1,357	9,328
Other current assets	3,445	3,196
Total current assets	133,270	118,620
Property:
Oil and natural gas interests, full cost method of accounting ($1,262,269 and $1,297,221 excluded from depletion at March 31, 2023 and December 31, 2022, respectively)	3,582,601	3,464,819
Land	5,688	5,688
Accumulated depletion and impairment	(751,221)	(720,234)
Property, net	2,837,068	2,750,273
Derivative instruments	—	442
Deferred income taxes (net of allowances)	49,228	49,656
Other assets	170	1,382
Total assets	$3,019,736	$2,920,373
Liabilities and Unitholders’ Equity
Current liabilities:
Accounts payable	$436	$1,129
Accounts payable—related party	—	306
Accrued liabilities	17,759	19,600
Derivative instruments	2,099	—
Income taxes payable	9,477	911
Total current liabilities	29,771	21,946
Long-term debt, net	695,154	576,895
Derivative instruments	2,383	7
Total liabilities	727,308	598,848
Unitholders’ equity:
General Partner	629	649
Common units (72,118,622 units issued and outstanding as of March 31, 2023 and 73,229,645 units issued and outstanding as of December 31, 2022)	666,259	689,178
Class B units (90,709,946 units issued and outstanding March 31, 2023 and December 31, 2022)	807	832
Total Viper Energy Partners LP unitholders’ equity	667,695	690,659
Non-controlling interest	1,624,733	1,630,866
Total equity	2,292,428	2,321,525
Total liabilities and unitholders’ equity	$3,019,736	$2,920,373

Viper Energy Partners LP
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended March 31,
	2023	2022
Operating income:
Royalty income	$161,085	$193,089
Lease bonus income—related party	7,071	6,280
Lease bonus income—third party	400	2,402
Other operating income	402	132
Total operating income	168,958	201,903
Costs and expenses:
Production and ad valorem taxes	12,887	13,870
Depletion	30,987	27,411
General and administrative expenses	2,764	1,953
Total costs and expenses	46,638	43,234
Income (loss) from operations	122,320	158,669
Other income (expense):
Interest expense, net	(9,686)	(9,645)
Gain (loss) on derivative instruments, net	(15,103)	(18,359)
Other income, net	141	6
Total other expense, net	(24,648)	(27,998)
Income (loss) before income taxes	97,672	130,671
Provision for (benefit from) income taxes	9,406	2,630
Net income (loss)	88,266	128,041
Net income (loss) attributable to non-controlling interest	54,299	111,436
Net income (loss) attributable to Viper Energy Partners LP	$33,967	$16,605

Net income (loss) attributable to common limited partner units:
Basic	$0.47	$0.22
Diluted	$0.47	$0.22
Weighted average number of common limited partner units outstanding:
Basic	72,732	77,106
Diluted	72,815	77,214

Condensed Viper Energy Partners LP
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$88,266	$128,041
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for (benefit from) deferred income taxes	429	—
Depletion	30,987	27,411
(Gain) loss on derivative instruments, net	15,103	18,359
Net cash receipts (payments) on derivatives	(2,215)	(10,264)
Other	643	1,388
Changes in operating assets and liabilities:
Royalty income receivable	(1,381)	(29,932)
Royalty income receivable—related party	(30,064)	(2,048)
Accounts payable and accrued liabilities	(2,534)	2,838
Accounts payable—related party	(306)	—
Income tax payable	8,566	—
Other	(251)	45
Net cash provided by (used in) operating activities	107,243	135,838
Cash flows from investing activities:
Acquisitions of oil and natural gas interests—related party	(75,073)	—
Acquisitions of oil and natural gas interests	(40,802)	2,621
Proceeds from sale of oil and natural gas interests	(1,908)	29,336
Other	1,200	—
Net cash provided by (used in) investing activities	(116,583)	31,957
Cash flows from financing activities:
Proceeds from borrowings under credit facility	118,000	44,000
Repayment on credit facility	—	(100,000)
Repurchased units as part of unit buyback	(33,022)	(39,260)
Distributions to public	(35,325)	(35,894)
Distributions to Diamondback	(49,366)	(43,003)
Other	(20)	(20)
Net cash provided by (used in) financing activities	267	(174,177)
Net increase (decrease) in cash and cash equivalents	(9,073)	(6,382)
Cash, cash equivalents and restricted cash at beginning of period	18,179	39,448
Cash, cash equivalents and restricted cash at end of period	$9,106	$33,066

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Production Data:
Oil (MBbls)	1,810	1,838	1,633
Natural gas (MMcf)	4,224	4,155	3,729
Natural gas liquids (MBbls)	633	683	586
Combined volumes (MBOE)(1)	3,147	3,214	2,841

Average daily oil volumes (BO/d)	20,111	19,978	18,144
Average daily combined volumes (BOE/d)	34,967	34,935	31,567

Average sales prices:
Oil ($/Bbl)	$75.48	$83.30	$94.95
Natural gas ($/Mcf)	$2.13	$3.74	$4.07
Natural gas liquids ($/Bbl)	$24.45	$25.65	$38.99
Combined ($/BOE)(2)	$51.19	$57.92	$67.97

Oil, hedged ($/Bbl)(3)	$74.30	$82.71	$92.05
Natural gas, hedged ($/Mcf)(3)	$2.11	$3.03	$3.71
Natural gas liquids ($/Bbl)(3)	$24.45	$25.65	$38.99
Combined price, hedged ($/BOE)(3)	$50.48	$56.66	$65.82

Average Costs ($/BOE):
Production and ad valorem taxes	$4.10	$3.37	$4.88
General and administrative - cash component(4)	0.76	0.70	0.59
Total operating expense - cash	$4.86	$4.07	$5.47

General and administrative - non-cash unit compensation expense	$0.12	$0.10	$0.10
Interest expense, net	$3.08	$3.19	$3.39
Depletion	$9.85	$9.72	$9.65
(1)Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.
(2)Realized price net of all deducts for gathering, transportation and processing.
(3)Hedged prices reflect the impact of cash settlements of our matured commodity derivative transactions on our average sales prices.
(4)Excludes non-cash unit-based compensation expense for the respective periods presented.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income (loss) attributable to Viper Energy Partners LP plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before interest expense, net, non-cash unit-based compensation expense, depletion expense, non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt and provision for (benefit from) income taxes, if any. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because it allows them to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income, royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA.
Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for income taxes payable, debt service, contractual obligations, fixed charges and reserves for future operating or capital needs that the Board may deem appropriate, lease bonus income, distribution equivalent rights payments and preferred distributions, if any. Management believes cash available for distribution is useful because it allows them to more effectively evaluate Viper’s operating performance excluding the impact of non-cash financial items and short-term changes in working capital. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts. Viper further defines cash available for variable distribution as 75 percent of cash available for distribution less base distributions declared and repurchased units as part of its unit buyback program for the applicable quarter.

The following tables present a reconciliation of the GAAP financial measure of net income (loss) to the non-GAAP financial measures of Adjusted EBITDA, cash available for distribution and cash available for variable distribution:

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

		Three Months Ended March 31, 2023
Net income (loss) attributable to Viper Energy Partners LP		$33,967
Net income (loss) attributable to non-controlling interest		54,299
Net income (loss)		88,266
Interest expense, net		9,686
Non-cash unit-based compensation expense		370
Depletion		30,987
Non-cash (gain) loss on derivative instruments		12,888
Provision for (benefit from) income taxes		9,406
Consolidated Adjusted EBITDA		151,603
Less: Adjusted EBITDA attributable to non-controlling interest(1)		84,242
Adjusted EBITDA attributable to Viper Energy Partners LP		$67,361

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Income taxes payable for the current period		$(8,978)
Debt service, contractual obligations, fixed charges and reserves		(4,186)
Lease bonus income(2)		(3,309)
Distribution equivalent rights payments		(72)
Preferred distributions		(45)
Cash available for distribution to Viper Energy Partners LP unitholders		$50,771

	Three Months Ended March 31, 2023
	Amounts	Amounts Per Common Unit
Reconciliation to cash available for variable distribution:
Cash available for distribution to Viper Energy Partners LP unitholders	$50,771	$0.70

75% Committed Return of Capital	$38,078	$0.53
Less:
Base distribution	18,030	0.25
Repurchased units as part of unit buyback(2)	14,519	0.20
Cash available for variable distribution	$5,529	$0.08

Total approved base and variable distribution per unit		$0.33

Common limited partner units outstanding		72,119
(1) Does not take into account special income allocation consideration.
(2) Reflects amounts attributable to the common unitholders’ ownership interest in Viper Energy Partners LP.

The following table presents a reconciliation of the GAAP financial measure of income (loss) before income taxes to the non-GAAP financial measure of pre-tax income attributable to Viper Energy Partners LP. Management believes this measure is useful to investors given it provides the basis for income taxes payable by Viper Energy Partners LP, which is an adjustment to reconcile Adjusted EBITDA to cash available for distribution to Viper Energy Partners LP unitholders.

Viper Energy Partners LP
Pre-tax income attributable to Viper Energy Partners LP
(unaudited, in thousands)

Three Months Ended
March 31, 2023
Income (loss) before income taxes	$97,672
Less: Net income (loss) attributable to non-controlling interest	54,299
Pre-tax income attributable to Viper Energy Partners LP	$43,373

Income taxes payable for the current period	$8,978
Effective cash tax rate attributable to Viper Energy Partners LP	20.7%

Adjusted net income (loss) is a non-GAAP financial measure equal to net income (loss) attributable to Viper Energy Partners, LP plus net income (loss) attributable to non-controlling interest adjusted for non-cash (gain) loss on derivative instruments, (gain) loss on extinguishment of debt, if any, and related income tax adjustments. The Company’s computation of adjusted net income may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts. Management believes adjusted net income helps investors in the oil and natural gas industry to measure and compare the Company’s performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) attributable to Viper Energy Partners LP to the non-GAAP financial measure of adjusted net income (loss):

Viper Energy Partners LP
Adjusted Net Income (Loss)
(unaudited, in thousands, except per unit data)

	Three Months Ended March 31, 2023
	Amounts	Amounts Per Diluted Unit
Net income (loss) attributable to Viper Energy Partners LP(a)	$33,967	$0.47
Net income (loss) attributable to non-controlling interest	54,299	0.74
Net income (loss)(a)	88,266	1.21
Non-cash (gain) loss on derivative instruments, net	12,888	0.18
Adjusted income excluding above items(a)	101,154	1.39
Income tax adjustment for above items	(1,241)	(0.02)
Adjusted net income (loss)(a)	99,913	1.37
Less: Adjusted net income (loss) attributed to non-controlling interests	61,464	0.84
Adjusted net income (loss) attributable to Viper Energy Partners LP(a)	$38,449	$0.53

Weighted average common units outstanding:
Basic		72,732
Diluted		72,815
(a) The Partnership’s earnings (loss) per diluted unit amount has been computed using the two-class method in accordance with GAAP. The two-class method is an earnings allocation which reflects the respective ownership among holders of common units and participating securities. Diluted earnings per share using the two-class method is calculated as (i) net income attributable to Viper Energy Partners LP, (ii) plus the reallocation of $0.1 million in earnings attributable to participating securities, divided by (iii) diluted weighted average common shares outstanding.

RECONCILIATION OF LONG-TERM DEBT TO NET DEBT

The Company defines net debt as debt (excluding debt issuance costs, discounts and premiums) less cash and cash equivalents. Net debt should not be considered an alternative to, or more meaningful than, total debt, the most directly comparable GAAP measure. Management uses net debt to determine the Company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. The Company believes this metric is useful to analysts and investors in determining the Company's leverage position because the Company has the ability to, and may decide to, use a portion of its cash and cash equivalents to reduce debt.

	March 31, 2023	Net Q1 Principal Borrowings/(Repayments)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	(in thousands)
Total long-term debt(1)	$700,350	$118,000	$582,350	$675,350	$680,350	$727,938
Cash and cash equivalents	(9,106)		(18,179)	(11,616)	(4,312)	(33,066)
Net debt	$691,244		$564,171	$663,734	$676,038	$694,872
(1) Excludes debt issuance costs, discounts & premiums.

Derivatives

As of the filing date, the Company had the following outstanding derivative contracts. The Company’s derivative contracts are based upon reported settlement prices on commodity exchanges, with crude oil derivative settlements based on New York Mercantile Exchange West Texas Intermediate pricing and Crude Oil Brent. When aggregating multiple contracts, the weighted average contract price is disclosed.

	Crude Oil (Bbls/day, $/Bbl)
	Q2 2023	Q3 2023	Q4 2023	FY 2024
Deferred Premium Puts - WTI (Cushing)	12,000	12,000	8,000	—
Strike	$55.00	$55.00	$55.00	$—
Premium	$(1.82)	$(1.80)	$(1.89)	$—

	Crude Oil (Bbls/day, $/Bbl)
	Q2 2023	Q3 2023	Q4 2023	FY 2024
Midland-Cushing Basis Swabs	4,000	4,000	4,000	—
Swap Price	$1.05	$1.05	$1.05	$—

	Natural Gas (Mmbtu/day, $/Mmbtu)
	Q2 2023	Q3 2023	Q4 2023	FY 2024
Natural Gas Basis Swaps - Waha Hub	30,000	30,000	30,000	30,000
Swap Price	$(1.33)	$(1.33)	$(1.33)	$(1.20)

Investor Contact:

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.